                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                        LJL BIOSYSTEMS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                405 TASMAN DRIVE
                              SUNNYVALE, CA 94089
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2000

    The Annual Meeting of Stockholders (the "Annual Meeting") of LJL
BioSystems, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, located at 405 Tasman Drive, Sunnyvale, California 94089 on Wednesday, June 14, 2000, at 1:00 p.m., local time, for the following purposes:

    1. To elect directors of the Company to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election or until their respective successors are elected and qualified;

    2. To approve an amendment of the Company's 1997 Stock Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 800,000 shares, to 3,320,750 shares;

    3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2000; and

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

    The Board of Directors has fixed the close of business on Tuesday, April 18, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                                      By Order of the Board of Directors,

                                                      Mark B. Weeks
                                                      SECRETARY

Sunnyvale, California
April 26, 2000

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                                     [LOGO]

                                405 TASMAN DRIVE
                              SUNNYVALE, CA 94089

                                PROXY STATEMENT

GENERAL

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of LJL BioSystems, Inc. (the "Company"), a Delaware corporation, of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's headquarters, located at 405 Tasman Drive, Sunnyvale, California, on Wednesday, June 14, 2000, at 1:00 p.m., local time, and any adjournment or postponement thereof.

    This Proxy Statement, the enclosed proxy card, the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including consolidated financial statements, were first mailed to stockholders entitled to vote at the meeting on or about April 26, 2000.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, Attention:
Robert T. Beggs, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

    The close of business on Tuesday, April 18, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 14,827,131 shares of Common Stock outstanding and held of record by approximately 125 stockholders and approximately 2,850 beneficial owners.

VOTING AND SOLICITATION

    Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR the amendment to the 1997 Stock Plan, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

GENERAL

    The Company currently has authorized seven (7) directors. In accordance with the terms of the Company's Fourth Amended and Restated Certificate of Incorporation, and effective at the time the Company became a Listed Corporation within the meaning of Section 301.5 of the California Corporations Code, the terms of office of the Board of Directors were divided into two classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class II, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I Directors (the "Class I Directors") are Galina Leytes, George W. Dunbar, Jr. and Daniel S. Janney, and the Class II Directors (the "Class II Directors") are Lev J. Leytes, Michael F. Bigham, John
G. Freund, M.D. and John D. Diekman, Ph.D. Dr. Diekman has informed the Board of Directors that he does not intend to pursue re-election as a Class II Director at the Company's Annual Meeting to be held on June 14, 2000. At each annual meeting of stockholders after the Annual Meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors.

NOMINEES

    At the Annual Meeting, the stockholders will elect three (3) directors, each to serve until the next annual meeting at which elections of the class of directors to which such director belongs are held, or, in each case, until their respective successors are elected and qualified. Accordingly, the Class II Directors will be elected to serve until the annual meeting of stockholders to be held in 2002. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. Dr. Diekman has informed the Board of Directors that he does not intend to pursue re-election as a Class II Director at the Company's Annual Meeting to be held on June 14, 2000. Any vacancy on the Board of Directors may be filled by the Board of Directors in accordance with the Company's Articles of Incorporation and Bylaws. Except for Dr. Diekman, the Board has no reason to believe that any other of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

    Assuming a quorum is present, the Class II nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class II Directors of the Company to serve until the next annual meeting at which elections of Class II Directors are held or until their respective successors are elected and qualified.

    The names of the Directors, their ages as of February 29, 2000, and certain other information about them are set forth below:

                                                                                     DIRECTOR
NAME OF DIRECTOR                       AGE             PRINCIPAL OCCUPATION           SINCE      CLASS
----------------                     --------   -----------------------------------  --------   --------
Lev J. Leytes......................     44      President, Chief Executive Officer     1988     II
                                                and Chairman of the Board of
                                                  Directors
Galina Leytes......................     46      Executive Vice President and           1988     I
                                                Director
Michael F. Bigham(2)...............     41      Director                               1997     II
John D. Diekman, Ph.D(3)...........     57      Director                               1999     II
George W. Dunbar, Jr.(1)...........     53      Director                               1995     I
John G. Freund, M.D.(2)............     45      Director                               1997     II
Daniel S. Janney(1)................     34      Director                               1997     I

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Dr. Diekman has informed the Board of Directors that he does not intend to pursue re-election as a Class II Director at the Company's Annual Meeting to be held on June 14, 2000.

    LEV J. LEYTES is one of the co-founders of the Company and has been its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to the Company's founding, Mr. Leytes worked in various technical and management positions at Beckman Instruments, Inc., a life sciences company, and Molecular Devices Corporation, a bioanalytical instrumentation company. Mr. Leytes holds an M.S. in engineering from the Moscow Engineering Institute. Mr. Leytes is the spouse of Galina Leytes.

    GALINA LEYTES is one of the co-founders and has been its Vice President and a director since inception, and was promoted to Executive Vice President in January 1996. Ms. Leytes previously served as the Company's Chief Financial Officer and Secretary from inception to December 1997. Prior to the Company's founding, Ms. Leytes managed the information systems group at Stanford University, was a consultant in management information systems, and was a senior programmer at Charles Schwab & Co., Inc. Ms. Leytes holds an M.S. in engineering from the Kiev Engineering Institute. Ms. Leytes is the spouse of Lev J. Leytes.

    MICHAEL F. BIGHAM has been one of the Company's directors since June 1997. Mr. Bigham has been the President, Chief Executive Officer and a director of Coulter Pharmaceutical, Inc., a drug development company, since July 1996. Prior to joining Coulter, Mr. Bigham served as Executive Vice President of Operations from April 1994 to June 1996, Chief Financial Officer from April 1989 to
June 1996, and Vice President of Corporate Development from July 1988 to
March 1992 at Gilead Sciences, Inc., a biotechnology company. Previously,
Mr. Bigham was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm. Mr. Bigham is also a member of the Board of Directors of Datron Systems, Inc., an electronics company, and several privately-held companies. Mr. Bigham received a B.S. degree in commerce with distinction from the University of Virginia and an M.B.A. from the Stanford University Graduate School of Business.

    JOHN D. DIEKMAN, PH.D has been one of the Company's directors since
January 1999. Dr. Diekman has informed the Board of Directors that he does not intend to pursue re-election as a Class II Director at the Company's Annual Meeting to be held on June 14, 2000. Dr. Diekman has been a managing partner of Bay City Capital, a life sciences merchant bank since 1997 and has also been Chairman of Affymetrix, Inc., a company developing and marketing DNA chip technology for the genetic analysis, genomics, clinical diagnostics and research instrumentation markets since 1995. Until

April 1997, Dr. Diekman was also Chief Executive Officer of Affymetrix. Over the past ten years, Dr. Diekman has served as Chairman and Managing Director of Affymax N.V., President of Monoclonal Antibodies Inc., President of Salutar, and spent sixteen years at Zoecon Corporation, the last three of which as President and Chief Executive Officer. Dr. Diekman is a director of Quidel Corporation, a diagnostic company, Metabolex, Inc., a private biotechnology diabetes company, and Hilltop Laboratories, a consumer testing and clinical research site management organization. Dr. Diekman is Chairman of the Board of Molecular Applications Group, a private bioinformatics company. Dr. Diekman holds an A.B. in chemistry from Princeton University and a Ph.D in chemistry from Stanford University.

    GEORGE W. DUNBAR, JR. has been one of the Company's directors since
February 1995. Mr. Dunbar is the Acting President and CEO of
CytoTherapeutics, Inc. and StemCells, Inc. From 1991 to 1999, Mr. Dunbar was the President, Chief Executive Officer and a director of Metra BioSystems, Inc. Metra was acquired by Quidel Corporation in 1999 and Mr. Dunbar now serves on Quidel's Board of Directors. Mr. Dunbar is also a member of the Board of Directors of DepoTech Corporation, a drug delivery company, Sonus Pharmaceuticals, Inc., a medical diagnostic ultrasound company, Competitive Technologies and The Valley Medical Center Foundation. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University.

    JOHN G. FREUND, M.D. has been one of the Company's directors since
June 1997. Dr. Freund has been Managing Director of the General Partner of Skyline Venture Partners, L.P., a venture capital firm, since October 1997.
Dr. Freund served as Managing Director in the Alternative Assets Group of Chancellor LGT Asset Management, Inc., now AMVESCAP PLC, from August 1995 to September 1997. In 1995, Dr. Freund co-founded Intuitive Surgical
Devices, Inc., a privately-held medical device company. From July 1988 through December 1994, Dr. Freund was employed at Acuson Corporation, a medical equipment company, where he was Vice President-Corporate Development and later Executive Vice President. Previously, Dr. Freund was a partner in Morgan Stanley Venture Partners, a venture capital firm, and co-founded the healthcare group in the corporate finance department of Morgan Stanley & Co., Inc. Dr. Freund holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School, where he was a Baker Scholar and won what is now called the John L. Loeb Fellowship for excellence in finance. Dr. Freund serves as a director of Allos Therapeutics, Inc. and several private companies.

    DANIEL S. JANNEY has been one of the Company's directors since June 1997. Mr. Janney is a Managing General Partner of Alta Partners, a venture capital company. Prior to joining Alta Partners, Mr. Janney served as a Vice President in the health care investment banking group of Montgomery Securities, now Banc of America Securities LLC, from January 1994 to April 1996. Mr. Janney sits on the Boards of several private companies. Mr. Janney holds a B.A. from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

EXECUTIVE OFFICERS

    Set forth below is certain information describing the Company's other executive officers:

NAME                                       AGE                           POSITION(S)
----                                     --------   -----------------------------------------------------
Richard M. Eglen, Ph.D.................     42      Senior Vice President of Assay Technologies
James S. Richey........................     46      Senior Vice President of Sales and Marketing
Larry Tannenbaum.......................     48      Senior Vice President and Chief Financial Officer
Anthony H. Bautista....................     44      Vice President of Manufacturing Operations
Robert T. Beggs........................     51      Vice President of Finance and Administration
Douglas N. Modlin, Ph.D................     47      Vice President of Instrumentation Systems and
                                                    Research Development

    RICHARD M. EGLEN, PH.D joined the Company in February 2000 as its Senior Vice President of Assay Technologies. From 1997 to December 1999, Dr. Eglen was Vice President and Director of Roche Bioscience, a drug discovery company based in Palo Alto, California and part of Roche Pharmaceuticals. From 1997 to 1999, Dr. Eglan was the Global Coordinator of High Throughput Screening for Hoffman La Roche. Previously, Dr. Eglan was Director of Pharmacology at Syntex Research, also based in Palo Alto, California. Dr. Eglan holds a B.Sc. in Special Honors Physiology from the University of Sheffield, United Kingdom and a Ph.D in Pharmacology from Trent University, United Kingdom. Dr. Eglan currently serves on the editorial board of several industry publications.

    JAMES S. RICHEY joined the Company in February of 1998 as its Senior Vice President of Sales and Marketing. Prior to joining the Company, Mr. Richey was Vice President, Indirect Channels at PerSeptive BioSystems, Inc, a biotechnology tools provider, from January 1996 to February 1998. Mr. Richey held various management positions including his last position of Vice President of Global Sales and Marketing for Biosensor AB, an analytical research technology provider from September 1989 to January 1996. Prior to that, Mr. Richey held various positions in sales, marketing and research and development in various divisions of Pharmacia Biotech Inc., a subsidiary of Pharmacia Biotech AB. Mr. Richey holds a B.S. in Biochemistry from Rutgers University.

    LARRY TANNENBAUM joined the Company in November 1998 as Senior Vice President and Chief Financial Officer. From August 1998 to October 1998,
Mr. Tannenbaum served as an independent consultant. Mr. Tannenbaum was Vice President and Chief Financial Officer at SinoGen, a privately held pharmaceutical company, from October 1997 to August 1998. From September 1995 to October 1997, Mr. Tannenbaum was Vice President, Finance and Administration and Chief Financial Officer at ArthroCare, a medical device company. Mr. Tannenbaum was Vice President, Finance and Administration and Chief Financial Officer at Target Therapeutics, a developer of minimally invasive neurological devices, from May 1992 to May 1995. Prior to that, Mr. Tannenbaum held various financial management positions at Tandem Computer (Compaq), Alpha Partners, Gould/AMI (American Microsystem) and Intel Corporation. Mr. Tannenbaum holds a B.S. in political science from Arizona State University and an M.B.A. in finance from the University of Utah.

    ANTHONY H. BAUTISTA joined the Company in November 1991 as Manufacturing Operations Manager, and was promoted to Director of Manufacturing Operations in December 1993 and Vice President of Manufacturing Operations in May 1996. Prior to joining the Company, Mr. Bautista held various management positions in the manufacturing divisions of Molecular Devices Corporation, a bioanalytical instrumentation company, and Hewlett-Packard Company, a computer and electronics company. Mr. Bautista holds an A.A. in electronic technology from the College of San Mateo and a B.S. in electrical engineering from San Jose State University.

    ROBERT T. BEGGS joined the Company in November 1992 as Controller, and was promoted to Director of Finance and Administration in December 1994 and Vice President of Finance and Administration in May 1996. Prior to joining the Company, Mr. Beggs was the Controller of Sequoia-Turner Corporation, a medical instruments company, acquired in 1991 by Abbott Laboratories, a pharmaceutical and diagnostics company. Mr. Beggs held several financial management positions at G.D. Searle & Co., a pharmaceutical company and a wholly-owned subsidiary of Monsanto Company, Siemens AG, a diversified electronics company, and Tandem Computer (Compaq), a diversified computer and electronics company. Mr. Beggs holds a B.S. in business administration from Nichols College and an M.B.A. from the University of Massachusetts, Amherst.

    DOUGLAS N. MODLIN, PH.D joined the Company in December 1996 as Senior Director of Research and Development, and was promoted to Vice President of Instrumentation Systems Research and Development in October 1997. Prior to joining the Company, Dr. Modlin was the Manager of Advanced Test Systems Development at Micro Module Systems, Inc., an electronic integration company, from November 1995 to December 1996, and was the Associate Technical Director of Research at Molecular Devices Corporation, a bioanalytical instrumentation company, from

August 1993 to October 1995. From November 1991 to August 1993, Dr. Modlin was the Program Manager of Diagnostic Instrumentation for Affymax NV, a drug discovery company. Dr. Modlin holds a B.S. in electrical engineering from the California Polytechnic State University, San Luis Obispo, and an M.S. and Ph.D in electrical engineering from Stanford University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the period from January 1, 1999 through December 31, 1999 (the "last fiscal year"), the Board met six times and Dr. Diekman attended three of the six meetings; no other director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Robert T. Beggs at the Company's address set forth above.

    The Audit Committee consists of Messrs. Dunbar and Janney, two of the Company's non-employee directors, and held two separate committee meetings during the last fiscal year. Its functions are to review the annual audit and meet with the Company's independent accountants to review the Company's internal accounting procedures and financial management practices. Final audited results for the fiscal year ended December 31, 1999, were reviewed and discussed at a regular board meeting by the Board and the Company's independent accountants, PricewaterhouseCoopers LLP.

    The Compensation Committee consists of Mr. Bigham and Dr. Freund, two of the Company's non-employee directors, and held four separate committee meetings as well as additional meetings together with the full Board during the last fiscal year. Its functions are to recommend compensation and benefits for the Company's President and Chief Executive Officer and the Company's other executive officers to the Board of Directors, review general policy relating to compensation and benefits of employees of the Company, and administer the Company's Stock Plans.

COMPENSATION OF DIRECTORS

    Historically, the Company did not provide cash compensation to directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Commencing April 2000, each nonemployee director will receive $3,000 in cash compensation for each board meeting attended. Directors are eligible to participate in the Company's Stock Plans and, in 1999, employee directors were eligible to participate in the Company's 1998 Employee Stock Purchase Plan and non-employee directors were eligible to participate in the 1998 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the date of its initial public offering shall be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. Dr. Diekman was granted a First Option in January 1999. On the date of each annual meeting of the Company's stockholders, including this meeting, each nonemployee director (including nonemployee directors who were not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. In addition, in April 2000 each nonemployee director was granted a one-time option to purchase 5,000 shares of Common Stock, which will be exercisable one year from the grant date.

RECOMMENDATION OF THE BOARD:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2
                        AMENDMENT OF THE 1997 STOCK PLAN

    At the Annual Meeting, the Company's stockholders are being asked to approve the amendment of the Company's 1997 Stock Plan (the "1997 Plan") and the reservation of 800,000 additional shares of Common Stock for issuance thereunder. The following is a summary of principal features of the 1997 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to Robert T. Beggs at the Company's principal offices at 405 Tasman Drive, Sunnyvale, California 94089.

GENERAL

    The Company's 1997 Plan was adopted by the Board of Directors in March, 1997. Under the 1997 Plan, 2,520,750 shares of Common Stock are reserved for issuance thereunder. In connection with the amendment of the 1997 Plan, the Board of Directors has reserved 800,000 additional shares of Common Stock for issuance thereunder. The Board of Directors believes that, in order to attract qualified employees, officers, consultants and directors to the Company and to provide incentives to its current employees, officers, consultants and directors, it is necessary to grant options to purchase Common Stock to such persons pursuant to the 1997 Plan. Accordingly, the stockholders are being asked to approve the amendment of the 1997 Plan.

    The 1997 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees, consultants and directors. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

    As of December 31, 1999, 72,238 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase 1,696,770 shares were outstanding and 672,064 shares remained available for future grant. The following table sets forth information with respect to the stock options granted to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group under the 1997 Plan as of December 31, 1999.

                                                              NUMBER OF SHARES SUBJECT TO   WEIGHTED AVERAGE
                                                                 OPTIONS GRANTED UNDER       EXERCISE PRICE
NAME                                                              THE 1997 STOCK PLAN          PER SHARE
----                                                          ---------------------------   ----------------
Lev J. Leytes...............................................             137,105                  $4.92
President, Chief Executive Officer and Chairman of the Board
Galina Leytes...............................................              52,924                  $4.38
Executive Vice President and Director
Larry Tannenbaum............................................             160,000                  $2.88
Senior Vice President and Chief Financial Officer
James S. Richey.............................................             147,500                  $5.17
Senior Vice President of Sales and Marketing
Doug N. Modlin, Ph.D........................................             131,597                  $3.97
Vice President of Instrumentation Systems Research and
  Development
All current executive officers as a group (8 persons).......             808,225                  $4.11
All directors who are not executive officers (5 persons)....              85,000                  $2.66
All employees and consultants (including all current
  officers who are not executive officers) as a group (84
  persons)..................................................           1,259,173                  $3.31

    The 1997 Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

RESERVATION OF SHARES UNDER THE 1997 PLAN

    The Board of Directors believes that in order to attract and retain highly qualified employees, consultants and directors and to provide such employees, consultants and directors with adequate incentive through their proprietary interest in the Company, it is necessary to reserve 800,000 additional shares of Common Stock for issuance thereunder. At the Annual Meeting of Stockholders, the stockholders are being asked to approve the amendment of the 1997 Plan and the reservation of 800,000 additional shares of Common Stock for issuance thereunder.

PURPOSE

    The purposes of the 1997 Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, consultants and directors of the Company, and to promote the success of the Company's business.

ADMINISTRATION

    If permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the 1997 Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers.

    With respect to grants of options to employees or consultants who are also officers or directors of the Company, grants under the 1997 Plan shall be made by (A) the Board of Directors, if the Board of Directors may make grants under the 1997 Plan in compliance with Rule 16b-3 of the Exchange Act and
Section 162(m) of the Code as the latter applies so as to qualify grants of options to "covered employees" as performance-based compensation, or (B) a committee designated by the Board of Directors to make grants under the 1997 Plan, which committee shall be constituted in such a manner as to permit grants under the 1997 Plan to comply with Rule 16b-3, to qualify grants of options to "covered employees" as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

    With respect to grants of options to employees or consultants who are neither directors nor officers of the Company, the 1997 Plan will be administered by (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee will be constituted in such a manner so as to satisfy the Applicable Laws. The Board of Directors or the committee designated by the Board of Directors to administer the 1997 Plan is referred to in this Proxy Statement as the "Administrator." The Administrator receives no additional compensation for its services in connection with the administration of the 1997 Plan.

ELIGIBILITY

    The 1997 Plan provides that options and rights to purchase Common Stock of the Company (a "Stock Purchase Right") may be granted to employees (including officers and directors who are also employees) and consultants of the Company (including non-employee directors). Incentive stock options may be granted only to employees. The Administrator, upon the recommendation of management, selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. See also "Stock Purchase Rights" below. As of December 31, 1998, there were approximately 80 employees, officers, consultants and directors eligible to participate in the 1997 Plan.

    The 1997 Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee under the 1997 Plan during any fiscal year is 2,000,000, subject to adjustment as provided in the 1997 Plan.

TERMS OF OPTIONS AND STOCK PURCHASE RIGHTS

    The terms of options and Stock Purchase Rights granted under the 1997 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement and each Stock Purchase Right is evidenced by a restricted stock purchase agreement between the Company and the optionee or purchaser, respectively, and is subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

    (b) EXERCISE PRICE. The exercise price of options granted under the 1997 Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of grant, in the case of incentive stock options, based upon the closing price on the Nasdaq Stock Market on the date of grant. In the case of nonstatutory stock options, the exercise price of options granted to any person other than a "covered employee" under the 1997 Plan shall be such price as is determined by the Administrator on the date of grant. Incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of the Company's stock (such holders are referred to as "10% Stockholders") are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a "covered employee" under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

    (c) TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the 1997 Plan may be exercised not later than three (3) months (or such other period of time not less than thirty
(30) days as is determined by the Administrator, with such determination in the case of an incentive stock option being made at the time of grant and not exceeding three (3) months) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

    (d) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within twelve (12) months after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

    (e) DEATH. In the event of the death of an optionee during the period of continuous service for the Company since the date of grant of the option, or within thirty (30) days following termination of optionee's continuous service for the Company, the option may be exercised, at any time within six (6) months following the date of death (but in no event later than the expiration date of the term of such option), by optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that the right to exercise had accrued at the date of death, or, if earlier, the date of termination of optionee's continuous service for the Company. To the extent that optionee was not entitled to exercise the option at the date of death or termination, as the case may be, or if optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

    (f) OPTION TERMINATION DATE. Incentive stock options granted under the 1997 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Stockholders may not have a term of more than five years.

    (g) STOCK PURCHASE RIGHTS. A Stock Purchase Right may be issued either alone, in addition to, or in tandem with other awards granted under the 1997 Plan and/or cash awards made outside of the 1997 Plan. After the Administrator determines that it will offer a Stock Purchase Right under the 1997 Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that such person shall be entitled to purchase, the price to be paid, which price shall be the price determined by the Administrator on the date of offer (which shall not be less than 100% of the fair market value of the Common Stock in the case of an offer to a "covered employee" under Section 162(m) of the Code), and the time within which such person must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator. Shares purchased pursuant to the grant of a Stock Purchase Right are referred to herein as "Restricted Stock".

    Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for the Common Stock repurchased pursuant to the Restricted Stock purchase agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

    Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.

    (h) NONTRANSFERABILITY OF OPTIONS. Stock options and Stock Purchase Rights are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable or purchasable only by the optionee or purchaser, respectively, during his or her lifetime or, in the case of a stock option, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    (i) MERGER OR SALE OF ASSETS. In the event of a proposed sale of all or substantially all of the Company's assets or a merger of the Company with or into another corporation where the successor corporation issues its securities to the Company's stockholders, each outstanding option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume the option or Stock Purchase Right or to substitute an equivalent option or right, in which case such option or Stock Purchase Right shall terminate upon the consummation of the merger or sale of assets.

    (j) OTHER PROVISIONS. The option agreement and the Restricted Stock purchase agreement may contain such other terms, provisions and conditions not inconsistent with the 1997 Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option and Stock Purchase Right, the number of shares subject to each option and Stock Purchase Right, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1997 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

AMENDMENT AND TERMINATION

    The Board of Directors may at any time amend, alter, suspend or discontinue the 1997 Plan, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any holder of a stock option or Stock Purchase Right under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 of the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain stockholder approval of any 1997 Plan amendment in such a manner and to such a degree as required.

UNITED STATES FEDERAL INCOME TAX INFORMATION

    The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1997 Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the 1997 Plan.

    Options granted under the 1997 Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by
Section 422 of the Code, or nonstatutory stock options, which will not so qualify. If an option granted under the 1997 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below.) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock on the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20% (in the case of shares held more than one year after exercise) whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

ALTERNATIVE MINIMUM TAX

    The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

    In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

    If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

REQUIRED VOTE

    The approval of the amendment of the 1997 Plan and the reservation of 800,000 additional shares for issuance thereunder requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD:

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
      AMENDMENT OF THE 1997 PLAN AND THE RESERVATION OF 800,000 ADDITIONAL
                SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 3
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1993 and has been appointed by the Board to continue as the Company's independent accountants for the fiscal year ending December 31, 2000. In the event that ratification of this selection of independent accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of independent accountants.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

       THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE
                     FISCAL YEAR ENDING DECEMBER 31, 2000.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of February 29, 2000 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS                 NUMBER     PERCENT(2)
----------------------------------------------                ---------   ----------
Entities affiliated with AMVESCAP PLC(3)....................  1,538,462      10.2%
11 Devonshire Square
London EC2M 4YR
England

The Kaufmann Fund, Inc......................................  1,074,643       7.1%
140 E. 45th Street, 43rd Floor
New York, NY 10017

Entities affiliated with Hambrecht & Quist Capital              969,232       6.4%
  Management, Inc.(4).......................................
50 Rowes Wharf
Boston, MA 02110

Lev J. Leytes(5)............................................  4,034,496      26.7%

Galina Leytes(6)............................................  4,014,453      26.6%

James S. Richey(7)..........................................     38,907       0.3%

Larry Tannenbaum(8).........................................     41,534       0.3%

Douglas N. Modlin, Ph.D(9)..................................     33,308       0.2%

Michael F. Bigham(10).......................................      5,000         *
750 Forest Avenue
Palo Alto, CA 94301

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS                 NUMBER     PERCENT(2)
----------------------------------------------                ---------   ----------
John D. Diekman, Ph.D(11)...................................      5,000         *
The Bay City Capital Fund I, L.P.
750 Battery Street, Suite 600
San Francisco, CA 94111

George W. Dunbar, Jr.(12)...................................      5,000         *
Metra BioSystems, Inc.
265 North Whisman Road
Mountain View, CA 94043

John G. Freund, M.D.(13)....................................     20,000       0.1%
Skyline Venture Partners, L.P.
525 University Avenue, Suite 701
Palo Alto, CA 94301

Daniel S. Janney(14)........................................     20,000       0.1%
Alta Partners
One Embarcadero Center
Suite 4050
San Francisco, CA 94111

All directors and executive officers as a group (13           4,318,197      28.6%
  persons)(15)..............................................

------------------------

*   Less than 0.1%

(1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage of ownership for each stockholder is based on 14,747,391 shares of Common Stock outstanding as of February 29, 2000, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2000. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o LJL BioSystems, Inc., 405 Tasman Drive, Sunnyvale, CA 94089.

(3) This information is based on a Schedule 13G/A filed on February 4, 2000. AMVESCAP PLC refers herein to the following persons: AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisors, Inc., INVESCO (NY) Asset Management, Inc., all of which are organized under the laws of England and all of which share voting and dispositive power over all shares held by AMVESCAP PLC.

(4) Based on information provided by Hambrecht & Quist Capital
    Management, Inc., the total number consists of 581,539 shares held by H&Q Healthcare Investors and 387,693 shares held by H&Q Life Sciences Investors.

(5) Consists of 3,413,468 shares jointly held by Lev J. Leytes and Galina Leytes, 500,000 shares held by Yalta Investments, L.P., 37,064 shares held by the Dina L. Leytes Irrevocable Trust and 37,064 shares held by the Mary
    E. Leytes Irrevocable Trust and 46,900 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000. Mr. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of his pecuniary interest therein.

(6) Consists of 3,413,468 shares jointly held by Lev J. Leytes and Galina Leytes, 500,000 shares held by Yalta Investments, L.P., 37,064 shares held by the Dina L. Leytes Irrevocable Trust and 37,064 shares held by the Mary
    E. Leytes Irrevocable Trust and 26,857 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000. Ms. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of her pecuniary interest therein.

(7) Consists of 38,907 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(8) Includes 26,200 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(9) Includes 23,598 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(10) Includes 5,000 shares of restricted stock held by Mr. Bigham, a director of the Company and 12,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(11) Consists of 5,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(12) Consists of 5,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(13) Includes 20,000 shares of restricted stock held by Mr. Janney, a director of the Company.

(14) Includes 20,000 shares of restricted stock held by Dr. Freund, a director of the Company.

(15) Includes 204,868 shares subject to options exercisable within 60 days of February 29, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the compensation earned by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1999; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1999 (collectively, the "Named Executive Officers"); and (c) the compensation received by each such individual for the Company's preceding two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                              ANNUAL            ------------
                                                          COMPENSATION(1)        SECURITIES
                                                      -----------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                           SALARY($)      BONUS($)    OPTIONS(#)     OTHER
---------------------------                           ---------      --------   ------------   --------
Lev J. Leytes(2).........................    1999     $278,920(5)    $    --        60,000     $    64(4)
President, Chief Executive Officer and       1998     $250,000       $    --        64,800     $    --
  Chairman of the Board of Directors         1997     $250,000       $75,000        12,305     $    --

Galina Leytes(2).........................    1999     $158,041(5)    $    --        48,100     $   103(4)
Executive Vice President and Director        1998     $148,619       $    --            --     $    --
                                             1997     $140,000       $    --         4,824     $    --

James S. Richey..........................    1999     $197,020       $    --            --     $   103(4)
Senior Vice President of Sales and           1998     $160,723       $20,000       147,500     $20,678(3)
  Marketing                                  1997     $     --       $    --            --     $    --

Larry Tannenbaum.........................    1999     $192,718       $    --            --     $   103(4)
Senior Vice President and Chief Financial    1998     $ 24,423       $    --            --     $    --
  Officer                                    1997     $              $    --       160,000     $    --

Doug N. Modlin, Ph.D.....................    1999     $161,977       $    --        27,000     $   103(4)
Vice President of Instrumentation Systems    1998     $136,168       $10,000        71,616     $    --
  Research and Development                   1997     $108,935       $    --        70,481     $    --

------------------------

(1) In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Prior to June 1997, the Company had been taxed as an S corporation for federal and state income tax purposes. Under the Internal Revenue Code regulations regarding S corporations, the Company had not been subject to federal income taxes but had been subject to state income taxes at a reduced rate. As an S corporation, the Company's stockholders paid taxes on their share of the Company's taxable income on their individual tax returns. In June 1997, in connection with the Company's preferred stock financing, the Company became subject to the provisions of subchapter C of the Internal Revenue Code pursuant to which the Company's earnings are taxed for federal and state income tax purposes at the corporate level. Amounts exclude S corporation dividends declared and paid in the aggregate amount of $1,075,000 to Lev J. Leytes and Galina Leytes for the period from January 1 through June 5, 1997 during which the Company operated as a subchapter S corporation for federal and state income tax purposes.

(3) Represents relocation expenses paid by the Company.

(4) Represents group term life insurance premiums paid by the Company.

(5) Includes retroactive salary earned in fiscal 1999 but not paid until fiscal 2000 of $25,344 and $7,518 for Mr. Leytes and Ms. Leytes, respectively.

EMPLOYMENT AGREEMENTS

    In December 1995, the Company entered into an agreement with Mr. Leytes providing that, in the case of involuntary termination other than for cause, salary and benefits will continue to be paid for a period of one year from the date of termination, all stock options and restricted stock then held by Mr. Leytes will immediately vest, and a bonus equal to the greater of the actual bonus owing to Mr. Leytes in the year of termination or 100% of the base salary Mr. Leytes received for the preceding twelve calendar months will be paid.

    In January 1998, the Company entered into an employment agreement with Mr. Richey providing that in the case of termination by the Company or its successor within two years from his start date for any reason other than cause,
(i) he would be entitled to receive continuation of his base salary for up to twelve months following the date of termination of his employment (the "Severance Period"), provided that if he commenced full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment, and (ii) 15,000 shares of stock subject to his outstanding options shall immediately vest in full. In connection therewith the Company extended a home loan in the amount of $190,000 to Mr. Richey. The loan is secured by the officer's home and shares of the Company's Common Stock. The loan bears interest at 5.83% per annum and is to be repaid in full on the earliest of February 15, 2008 or the dates of certain other conditions of the note. The loan and the interest may be forgiven at a rate of 20% per year starting on the sixth anniversary of Mr. Richey's employment with the Company, provided he is still employed by the Company.

    In November 1998, the Company entered into an agreement with Mr. Tannenbaum providing that, in the case of involuntary termination by any successor-in-interest of the Company for any reason other than cause within three years of his start date, his base salary would continue until the earlier of six months or commencement of full-time employment with another employer, and 100% of his unvested outstanding initial option grant of 100,000 shares will immediately vest.

    In February 2000, the Company entered into an agreement with Mr. Eglen providing that, in the case of termination of his employment within twelve months following a change of control of the Company, (i) he would be entitled to receive continuation of his base salary for up to twelve months following the date of termination of his employment (the Severance Period), provided that if he commenced full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment, and
(ii) 20,000 shares of stock subject to his unvested outstanding initial grant shares shall immediately vest in full.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended
December 31, 1999. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                                   INDIVIDUAL GRANTS
                                 ------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF    PERCENTAGE OF                                  ASSUMED ANNUAL RATES OF
                                 SECURITIES   TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     EXERCISE OR                       OPTION TERM(5)
                                  OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
NAME                             GRANTED(#)   FISCAL YEAR(3)    ($/SH)(4)       DATE          5%($)          10%($)
----                             ----------   --------------   -----------   ----------   -------------   -------------
Lev J. Leytes..................    60,000(1)       8.6%           $4.68        2/28/04       $77,497         $171,248
Galina Leytes..................    40,000(1)       5.8%           $4.68        2/28/04       $51,665         $114,165
Galina Leytes..................     8,100(2)       1.2%           $4.68        2/28/04       $10,462         $ 23,118
Doug N. Modlin, Ph.D...........    27,000(1)       3.9%           $4.25        2/28/09       $72,166         $182,882

------------------------

(1) One hundred percent (100%) of such options granted vest in five years from the vesting commencement date. Such options expire 10 years (5 years in the case of Mr. Leytes and Ms. Leytes) from the date of grant, or earlier upon termination of employment. These options may be vested on an accelerated basis based on milestones set by the Company's Compensation Committee.

(2) One hundred percent (100%) of such options granted vest immediately on the vesting commencement date. Such options expire 5 years from the date of grant, or earlier upon termination of employment.

(3) Based on an aggregate of 696,640 options granted to employees, consultants and directors during the fiscal year ended December 31, 1999.

(4) The exercise price per share of each option was equal to the estimated fair value of the Common Stock (110% of the estimated fair value in the case of Mr. Leytes and Ms. Leytes) on the date of grant as determined by the Board of Directors.

(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION HOLDINGS AND
  VALUES

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 1999 and the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 31, 1999:

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING                   IN-THE-MONEY
                                                          UNEXERCISED OPTIONS AT           OPTIONS AT FISCAL
                              SHARES                          FISCAL YEAR-END                 YEAR-END(2)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Lev J. Leytes.............         --       $    --        30,881        106,224       $103,732       $276,359
Galina Leytes.............         --            --        32,000         20,924        102,400         78,896
James S. Richey...........         --            --        36,690        110,810        105,334        293,729
Larry Tannenbaum..........     10,000        12,500        20,000        130,000        100,000        650,000
Doug N. Modlin, Ph.D......         --            --        28,775        114,841        128,129        488,209

------------------------

(1) "Value Realized" represents the fair market value of the shares of the Company's Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option and does not indicate that the optionee sold such stock.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and $7.875, which was the closing price of the Company's Common Stock on December 31, 1999, the last day of trading for the fiscal year.

    Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1999. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

GENERAL COMPENSATION POLICY

    Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise,
(ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

    The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

    Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue and earnings targets, expense control and new product introductions. For 1999, the Company did not pay any cash bonuses to executive officers. The Company determined that payment of cash bonuses to executive officers would be deferred until the Company achieved certain goals.

LONG-TERM INCENTIVE COMPENSATION

    The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

    Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (at least the fair market value on the date of grant) over a specified period of time (up to

10 years). The options typically vest over five years. Certain of these options may vest on an accelerated basis based on milestones set by the Company's Compensation Committee. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Lev J. Leytes has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors since the Company's inception. His base salary for fiscal 1999 was $275,000.

    The factors discussed above in "Base Salaries" and "Cash-Based Incentive Compensation" were also applied in establishing the amount of Mr. Leytes' salary. Significant factors in establishing Mr. Leytes' compensation were the Company's rate and amount of revenue growth, the Company's ability to hire and retain key employees, the Company's achievement of certain of its goals relative to the introduction of new products and expansion into new markets.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1994 Equity Incentive Plan, 1997 Stock Plan, 1998 Employee Stock Purchase Plan, or 1998 Directors' Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. The Company, however, may from time to time pay compensation to its executive officers that may not be deductible.

                     Compensation Committee:
                     Michael F. Bigham
                     John G. Freund, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In February 2000, the Company issued, in a private placement transaction, an aggregate of approximately 1.76 million shares of Common Stock at a purchase price of $11.00 per share. The purchasers of the Common Stock included The Kaufmann Fund, Inc. which along with persons or entities associated with them, is a 5% stockholder of the Company.

    In January 1999, the Company issued, in a private placement transaction, an aggregate of 2,000,000 shares of Common Stock at a purchase price of $3.50 per share. The purchasers of the Common Stock included the following 5% stockholders of the Company and persons and entities associated with them:

                                                              SHARES OF
                                                               COMMON
INVESTOR(1)                                                     STOCK
-----------                                                   ---------
The Bay City Capital Fund I, L.P.(3)........................   857,143
The Kaufmann Fund, Inc.(2)..................................   857,143
Skyline Venture Partners, L.P.(4)...........................   285,714

------------------------

(1) Shares held by affiliated persons and entities have been aggregated.

(2) Holder is a 5% stockholder.

(3) John D. Diekman, Ph.D., a director of the Company, is a limited partner of the general partner of The Bay City Capital Fund I, L.P., does not share voting and dispositive power with respect to the shares held by such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

(4) John G. Freund, M.D., a director of the Company, is the Managing Director of Skyline Venture Management LLC, the general partner of Skyline Venture Partners, L.P. ("Skyline"). Dr. Freund disclaims beneficial ownership of shares held by Skyline, except to the extent of any indirect pecuniary interest in his distributive shares therein.

    In December 1995, the Company entered into an agreement with Mr. Leytes providing that, in the case of involuntary termination other than for cause, salary and benefits will continue to be paid for a period of one year from the date of termination, all stock options and restricted stock then held by Mr. Leytes will immediately vest, and a bonus equal to the greater of the actual bonus owing to Mr. Leytes in the year of termination or 100% of the base salary Mr. Leytes received for the preceding twelve calendar months will be paid.

    During the fiscal year ended December 31, 1999, Joseph Leytes, the father of Lev J. Leytes, received total compensation of $67,910, of which $63,935 was salary, $3,767 was paid in the form of a bonus and $208 was in the form of Company paid group term life insurance premiums, in connection with services provided to the Company in his capacity as a senior mechanical engineer.

    In January 1998, the Company entered into an employment agreement with Mr. Richey providing that in the case of termination by the Company or its successor within two years from his start date for any reason other than cause,
(i) he would be entitled to receive continuation of his base salary for up to twelve months following the date of termination of his employment (the "Severance Period"), provided that if he commenced full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment, and (ii) 15,000 shares of stock subject to his outstanding options shall immediately vest in full. In connection therewith the Company extended a home loan in the amount of $190,000 to Mr. Richey. The loan is secured by the officer's home and shares of the Company's Common Stock. The loan bears interest at 5.83% per annum and is to be repaid in full on the earliest of February 15, 2008 or the dates of certain other conditions of the note. The loan and the interest may be forgiven at a rate of 20% per year starting on the sixth anniversary of Mr. Richey's employment with the Company, provided he is still employed by the Company.

    In November 1998, the Company entered into an agreement with Mr. Tannenbaum providing that, in the case of involuntary termination by any successor-in-interest of the Company for any reason other than cause within three years of his start date, his base salary would continue until the earlier of six months or commencement of full-time employment with another employer, and 100% of his unvested outstanding initial option grant of 100,000 shares will immediately vest.

    In February 2000, the Company entered into an agreement with Mr. Eglen providing that, in the case of termination of his employment within twelve months following a change of control of the Company, (i) he would be entitled to receive continuation of his base salary for up to twelve months following the date of termination of his employment (the Severance Period), provided that if he commenced full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment, and
(ii) 20,000 shares of stock subject to his unvested outstanding initial grant shares shall immediately vest in full.

    The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

    The Company believes that all of the transactions set forth above were in its best interests. As a matter of policy, the transactions were, and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will generally be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return data for the Company's stock for the period from March 13, 1998 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) through December 31, 1999 to the cumulative return over such period of (i) the Nasdaq National Market Composite Index and
(ii) the Hambrecht & Quist Healthcare (Excluding Biotechnology) Index. The graph assumes that $100 was invested on March 13, 1998, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $7.00, the price at which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                       HEALTHCARE
                                                         (Excluding
                                   The Nasdaq Stock  Biotechnology)
          LJL BioSystems, Inc.  Market - U.S. Index           Index
3/13/98                $100.00              $100.00         $100.00
3/31/98                $100.90              $103.75         $100.38
6/30/98                 $69.64              $106.75         $102.28
9/30/98                 $35.71               $96.64          $90.28
12/31/98                $44.64              $124.64         $107.27
3/31/99                 $60.71              $139.73         $102.20
6/30/99                 $64.29              $152.88         $104.88
9/30/99                 $47.32              $156.36          $90.59
12/31/99               $112.50              $225.67          $93.72

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders must be received by Robert T. Beggs, LJL BioSystems, Inc., 405 Tasman Drive, Sunnyvale, California 94089, no later than December 21, 2000. If the Company is not notified of a stockholder proposal by March 5, 2001, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1999, all Reporting Persons complied with all applicable filing requirements.

                                 OTHER MATTERS

    The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,
                                          Mark B. Weeks
                                          SECRETARY

April 26, 2000
Sunnyvale, California

                                 FORM OF PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF LJL BIOSYSTEMS, INC. FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2000

    The undersigned stockholder of LJL BioSystems, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2000, and hereby appoints Lev J. Leytes, Larry Tannenbaum and Robert T. Beggs and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of LJL BioSystems, Inc. to be held at the Company's headquarters, located at 405 Tasman Drive, Sunnyvale, California on Wednesday, June 14, 2000, at 1:00 p.m. and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.   ELECTION OF DIRECTORS:          FOR all nominees listed below
                                     (EXCEPT AS INDICATED). / /

1. WITHHOLD authority to vote for all nominees listed below. / /

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
        Lev J. Leytes        Michael F. Bigham       John G. Freund, M.D.

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1997 STOCK PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 800,000 SHARES:

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000:

            / /  FOR            / /  AGAINST            / /  ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR THE AMENDMENT TO THE 1997 STOCK PLAN; (3) FOR THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000; AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                   Date: _______________________

                                                   _____________________________
                                                             Signature

                                                   Date: _______________________

                                                   _____________________________
                                                             Signature

                                                   (This Proxy should be marked,
                                                   dated, signed by the
                                                   stockholder(s) exactly as his
                                                   or her name appears hereon,
                                                   and returned promptly in the
                                                   enclosed envelope. Persons
                                                   signing in a fiduciary
                                                   capacity should so indicate.
                                                   If shares are held by joint
                                                   tenants or as community
                                                   property, both should sign.)